Exhibit (j)


            Consent of Independent Registered Public Accounting Firm

We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights" in the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated November 28, 2018 with respect to the financial statements of AB Global Bond Fund, Inc. for the fiscal year ended September 30, 2018, which is incorporated by reference in this Post-Effective Amendment No. 59 to the Registration Statement (Form N-1A No. 33-45328) of AB Global Bond Fund, Inc.


                                                     /s/ Ernst & Young LLP


New York, New York
January 28, 2019